Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Reports First Quarter 2017 Financial Results

Announces First Quarter 2017 Investment Activity of $248.3 Million

First Quarter Highlights:

•	Reported first quarter 2017 total revenue of $76.7 million, up 73.7% year-over-year.

•	Generated first quarter net income per share and OP unit of $0.04 on a fully diluted basis, consistent with the same period last year.

•	Generated first quarter normalized funds from operations (FFO) of $0.28 per share and OP unit on a fully diluted basis, up 27.3% year-over-year.

•	Completed first quarter investments of approximately $248.3 million, which included 7 healthcare facilities, totaling 507,826 leasable square feet.

•	Declared a quarterly dividend of $0.225 per share and OP unit for the first quarter 2017, paid April 18, 2017.

•	Portfolio was 96.5% leased based on square footage as of March 31, 2017.

•	Increased gross leasable square footage by 4.7% in the first quarter 2017 to 11,391,821 square feet from 10,883,601 as of December 31, 2016.

•	Same-Store Cash Net Operating Income (NOI) growth was 6.7% year over year.

•	Issued $400.0 million of public senior notes on March 7, 2017, with a maturity of 10 years and a coupon of 4.3%.

•	Raised $300.7 million of net equity proceeds from the follow-on public offering of 17,250,000 common shares on March 17, 2017, at a price of $18.20 per share.

Subsequent Events Highlights:

•	Completed the sale of 4 buildings in Georgia from our legacy portfolio for approximately $18.2 million.

Milwaukee, WI - May 3, 2017 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the first quarter ended March 31, 2017.

“We are very pleased to share our results for the first quarter of 2017 with you. Our continued disciplined growth serves to enhance our operational scale and platform, as evidenced by our outstanding operating results and more than 96% portfolio occupancy, among the best in the healthcare REIT industry,” said John T. Thomas, President and CEO of Physicians Realty Trust. “We believe this high occupancy not only provides our shareholders with reliable dividend income and strong earnings growth potential, but also benefits the health system and provider clients who trust us with their facilities. Our ability to attract and lease space to additional physicians within these facilities furthers the health systems’ clinical and business interests, while increasing access to care for everyone,” added Mr. Thomas. “Our relationship with Catholic Health Initiatives (CHI) and the integration of their outpatient medical office facilities into our platform has been outstanding and the portfolio continues to perform better than expected. We look forward to sharing more with you about our latest investments, some of the best we have made, as we continue to enhance the overall quality of our medical office portfolio and build the long term value and earnings of our organization,” Mr. Thomas concluded.

First Quarter Financial Results

Total revenue for the first quarter ended March 31, 2017 was $76.7 million, an increase of 73.7% from the same period in 2016. As of March 31, 2017, the portfolio was 96.5% leased. On a pro forma basis, if all of the 2017 first quarter acquisitions occurred on the first day of the quarter, total quarterly revenue would have increased by an additional $3.3 million, to a pro forma total of $80.0 million.

Total expenses for the first quarter 2017 were $70.0 million, an increase of 80.6% from the same period in 2016. The increase in expenses was primarily the result of an $11.9 million increase in depreciation and amortization, an $11.1 million increase in operating expenses, and a $5.6 million increase in interest expense.

Net income for the first quarter 2017 grew to $6.7 million, compared to net income of $5.4 million for the first quarter 2016, an increase of 23.8%.

Net income attributable to common shareholders for the first quarter 2017 was $6.2 million. Diluted earnings per share was $0.04 based on 142.6 million weighted average shares and OP units outstanding.

Funds from operations (FFO) for the first quarter 2017 consisted of net income, less $0.2 million of net income attributable to noncontrolling interests for partially owned properties, plus $27.9 million of depreciation and amortization, less $0.2 million of depreciation and amortization expense for partially owned properties, less $0.2 million of preferred distributions, resulting in $0.24 per diluted share. Normalized FFO, which adjusts for $5.4 million of acquisition expenses and $0.2 million of net change in fair value of derivative less $0.1 million write-off of contingent consideration, was $39.6 million, or $0.28 per diluted share.

Normalized funds available for distribution (FAD) for the first quarter 2017, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market and below-market leases, amortization of lease inducements, amortization of deferred financing fees, recurring capital expenditures, and seller master lease and rent abatement payments, was $35.0 million for the first quarter 2017.

Our same-store portfolio, which includes 141 properties representing approximately 47.2% of our net leasable square footage, generated year-over-year Same-Store NOI growth of 6.7% for the first quarter 2017.

Assets Slated for Disposition

We consider nine properties, representing 319,085 square feet of gross leasable area, to be slated for disposition as of March 31, 2017. These assets consist of five assets affiliated with Foundation Healthcare, Inc. (OTC: FDNH) (“Foundation Healthcare”) and four medical office buildings in Georgia from our legacy portfolio.

Each of the five Foundation Healthcare assets has operated continuously during 2017, resulting in the successful collection of rent on a monthly basis from various tenants and subtenants at each respective property. These collections include the collection of full contractual rents for four consecutive months on the two San Antonio properties, as well as the resumption of full rent from the El Paso Hospital in April. The Foundation MOB in Oklahoma City, Oklahoma remains under PSA, with closing anticipated to occur later in the second quarter.

While we cannot make any assurance that any or all of the Foundation Healthcare assets will be sold, we continue to receive interest from various parties in acquiring each respective asset, and have determined that no further reserves for prior uncollected revenue are required at this time, nor are any impairments to the book value of these assets required as of March 31, 2017.

On April 7, 2017, we completed the sale of the four medical office buildings located in Georgia for approximately $18.2 million, recognizing a gain on the sale of approximately $5.5 million. The disposition met the Company’s held for sale criteria at March 31, 2017. In accordance with this classification, these assets are classified as held for sale in our consolidated balance sheets at March 31, 2017.

Update on CHI Investment

During 2016, we entered into separate agreements to purchase more than 50 medical office facilities from regional health systems controlled by Catholic Health Initiatives (“CHI”) containing 3,159,495 rentable square feet located in 10 states (the “CHI Portfolio”). We elected not to complete the acquisition of two of the CHI Portfolio properties. On March 28, 2017, we completed the acquisition of the Creighton University Medical Center in Omaha, Nebraska, for approximately $33.5 million. As of March 31, 2017, we still have one medical office facility pending acquisition in Fruitland, Idaho, for $4.8 million, which we anticipate closing later in 2017.

Other Recent Events

Dividend Paid

On March 17, 2017, our Board of Trustees authorized and declared a cash distribution of $0.225 per common share and OP Unit for the quarterly period ended March 31, 2017. The distribution was paid on April 18, 2017 to common shareholders and OP Unit holders of record as of the close of business on April 5, 2017.

First Quarter Investment Activity

In the quarter ended March 31, 2017, the Company completed property acquisitions representing an aggregate of 507,826 net leasable square feet for an aggregate purchase price of approximately $243.2 million. Total investment activity for the quarter was approximately $248.3 million.

Since our February 24, 2017 earnings press release and through March 31, 2017, the Company completed acquisitions containing an aggregate of 269,514 net rentable square feet for $133.8 million. Certain of these investments are described below.

Monterey Medical Center MOB - On March 7, 2017, the Company closed the acquisition of a 55,247 square foot medical office facility in Stuart, Florida, for a purchase price of approximately $19.0 million. This multi-tenant facility is 100% leased with 53.8% occupied by anchor tenant South Florida Orthopaedics & Sports Medicine. The first year unlevered yield on this investment is expected to be approximately 6.4%.

Creighton University Medical Center - On March 28, 2017, the Company closed the acquisition of a 79,186 square foot medical office facility in Omaha, Nebraska, for a purchase price of approximately $33.5 million. The property is a new medical office building completed in 2017, which is 100% leased by CHI Nebraska for a 10-year term. The first year unlevered yield on this investment is expected to be approximately 6.3%.

Strictly Pediatrics Specialty Center - On March 31, 2017, the Company closed the acquisition of a 127,338 square foot medical office facility in Austin, Texas, and an adjacent 652 stall parking structure for a total investment of $78.6 million. The Company partially funded this transaction through the issuance of approximately $44.3 million of OP Units. This multi-tenant facility is 100% leased with 51.3% occupied by anchor tenant Seton Healthcare, part of the Ascension Health Alliance system. The four-story MOB includes outpatient space leased to Dell Children’s Hospital, the only dedicated freestanding pediatric facility in the region. The first year unlevered yield on this investment is expected to be approximately 5.8%.

2017 Acquisition Guidance

The Company expects to close between $800 million and $1 billion of total real estate investments in 2017, subject to favorable capital market conditions. This guidance is inclusive of any acquisitions previously announced, including those detailed in the “First Quarter Investment Activity” portion of this press release.

Conference Call Information

The Company has scheduled a conference call on Wednesday, May 3, 2017, at 2:00 p.m. ET to discuss its financial performance and operating results for the first quarter ended March 31, 2017. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust First Quarter Earnings Call or passcode 13657810. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning May 3, 2017, at 5:00 p.m. ET until May 24, 2017, at 11:59 p.m. ET, by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International); passcode: 13657810. A replay of the webcast also will be accessible on the Investor Relations website for one year following the event. Beginning May 3, 2017, the Company’s supplemental information package for the first quarter 2017 will be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of March 31, 2017, owned approximately 96.6% of the partnership interests in our operating partnership (“OP Units”).

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed by the Company with the Commission on February 24, 2017.

Source: Physicians Realty Trust

Physicians Realty Trust
Condensed Consolidated Statements of Income
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Revenues:
Rental revenues	$59,092	$34,855
Expense recoveries	16,354	7,903
Interest income on real estate loans and other	1,220	1,376
Total revenues	76,666	44,134
Expenses:
Interest expense	9,815	4,197
General and administrative	4,736	4,121
Operating expenses	22,089	11,037
Depreciation and amortization	27,933	16,010
Acquisition expenses	5,405	3,377
Total expenses	69,978	38,742
Income before equity in income of unconsolidated entities:	6,688	5,392
Equity in income of unconsolidated entities	28	32
Net income	6,716	5,424
Net income attributable to noncontrolling interests:
Operating Partnership	(147)	(173)
Partially owned properties	(167)	(317)
Net income attributable to controlling interest	6,402	4,934
Preferred distributions	(211)	(548)
Net income attributable to common shareholders:	$6,191	$4,386
Net income per share:
Basic	$0.04	$0.04
Diluted	$0.04	$0.04
Weighted average common shares:
Basic	138,986,629	102,704,008
Diluted	142,605,930	107,148,380

Dividends and distributions declared per common share and OP Unit	$0.225	$0.225

Physicians Realty Trust
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2017	December 31, 2016
ASSETS
Investment properties:
Land and improvements	$201,372	$189,759
Building and improvements	2,577,895	2,402,643
Tenant improvements	15,646	14,133
Acquired lease intangibles	341,417	301,462
	3,136,330	2,907,997
Accumulated depreciation	(204,516)	(181,785)
Net real estate property	2,931,814	2,726,212
Real estate held for sale	11,926	—
Real estate loans receivable	40,258	39,154
Investment in unconsolidated entity	2,231	2,258
Net real estate investments	2,986,229	2,767,624
Cash and cash equivalents	117,484	15,491
Tenant receivables, net	6,882	9,790
Other assets	85,798	95,187
Total assets	$3,196,393	$2,888,092
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$243,163	$643,742
Notes payable	619,972	224,330
Mortgage debt	143,543	123,083
Accounts payable	3,126	4,423
Dividends and distributions payable	36,485	32,179
Accrued expenses and other liabilities	36,206	42,287
Acquired lease intangibles, net	9,433	9,253
Total liabilities	1,091,928	1,079,297

Redeemable noncontrolling interest – Series A Preferred Units (2016) and partially owned properties	11,931	26,477

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 153,496,106 and 135,966,013 common shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	1,535	1,360
Additional paid-in capital	2,230,631	1,920,644
Accumulated deficit	(225,856)	(197,261)
Accumulated other comprehensive income	14,533	13,708
Total shareholders’ equity	2,020,843	1,738,451
Noncontrolling interests:
Operating Partnership	71,043	43,142
Partially owned properties	648	725
Total noncontrolling interests	71,691	43,867
Total equity	2,092,534	1,782,318
Total liabilities and equity	$3,196,393	$2,888,092

Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Net income	$6,716	$5,424
Earnings per share - diluted	$0.04	$0.04

Net income	6,716	5,424
Net income attributable to noncontrolling interests - partially owned properties	(167)	(317)
Preferred distributions	(211)	(548)
Depreciation and amortization expense	27,911	15,989
Depreciation and amortization expense - partially owned properties	(152)	(195)
FFO applicable to common shares and OP Units	$34,097	$20,353
FFO per common share and OP Unit	$0.24	$0.19
Net change in fair value of derivative	165	(40)
Acquisition expenses	5,405	3,377
Write-off of contingent consideration	(70)	—
Normalized FFO applicable to common shares and OP Units	$39,597	$23,690
Normalized FFO per common share and OP Unit	$0.28	$0.22
Normalized FFO applicable to common shares and OP Units	39,597	23,690
Non-cash share compensation expense	1,066	815
Straight-line rent adjustments	(4,508)	(3,185)
Amortization of acquired above/below market leases/assumed debt	938	745
Amortization of lease inducements	310	158
Amortization of deferred financing costs	549	448
TI/LC and recurring capital expenditures	(3,213)	(1,878)
Seller master lease and rent abatement payments	254	270
Normalized FAD applicable to common shares and OP Units	$34,993	$21,063

Weighted average number of common shares and OP Units outstanding	142,605,930	107,148,380

	Three Months Ended March 31,
	2017	2016
Net income	$6,716	$5,424
General and administrative	4,736	4,121
Acquisition expenses	5,405	3,377
Depreciation and amortization	27,933	16,010
Interest expense	9,815	4,197
Net change in the fair value of derivative	165	(40)
NOI	$54,770	$33,089

NOI	$54,770	$33,089
Straight-line rent adjustments	(4,508)	(3,185)
Amortization of acquired above/below market leases	938	745
Amortization of lease inducements	310	158
Seller master lease and rent abatement payments	254	270
Write-off of contingent consideration	(70)	—
Cash NOI	$51,694	$31,077

This press release includes Funds From Operations (FFO), Normalized FFO, Normalized Funds Available For Distribution (FAD), Net Operating Income (NOI), Cash NOI and Same-Store Cash NOI, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

We believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding preferred distributions, gains (or losses) on sales of depreciable operating property, impairment write-downs on depreciable assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with NAREIT definition or that interpret the NAREIT definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income, includes depreciation and amortization expenses, gains or losses on property sales, impairments and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in our financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income or loss (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

We use Normalized FFO, which excludes from FFO net change in fair value of derivative financial instruments, acquisition expenses, acceleration of deferred financing costs, and other normalizing items. However, our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss (computed in accordance with GAAP), as an indicator of our financial performance or of cash flow from operating activities (computed in accordance with GAAP), or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including its ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

We define Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO non-cash compensation expense, straight-line rent adjustments, amortization of acquired above or below market leases and assumed debt, amortization of deferred financing costs, amortization of lease inducements, and recurring capital expenditures related to tenant improvements and leasing commissions, and includes cash payments from seller master leases and rent abatement payments. Other REITs or real estate companies may use different methodologies for calculating Normalized FAD, and accordingly, our computation may not be comparable to those reported by other REITs. Although our computation of Normalized FAD may not be comparable to that of other REITs, we believe Normalized FAD provides a meaningful supplemental measure of our performance due to its frequency of use by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) or as an indicator of our financial performance. Normalized FAD should be reviewed in connection with other GAAP measurements.

NOI is a non-GAAP financial measure that is defined as net income or loss, computed in accordance with GAAP, generated from our total portfolio of properties before general and administrative expenses, acquisition-related expenses, depreciation and amortization expense, interest expense, net change in the fair value of derivative financial instruments, gain or loss on the sale of investment properties, and impairment losses. We believe that NOI provides an accurate measure of operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties. Our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Cash NOI is a non-GAAP financial measure which excludes from NOI straight-line rent adjustments, amortization of acquired above and below market leases, and other non-cash and normalizing items. Other non-cash and normalizing items include items such as the amortization of lease inducements and payments received from seller master leases and rent abatements. We believe that Cash NOI provides an accurate measure of the operating performance of our operating assets because it excludes certain items that are not associated with management of the properties. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance in the real estate community. Our use of the term Cash NOI may not be comparable to that of other real estate companies as such other companies may have different methodologies for computing this amount.